EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS

FIRST QUARTER OF FISCAL 2006 RESULTS AND APPOINTMENT OF NEW DIRECTORS

Broadening product portfolio proves increasingly beneficial

Boise, Idaho, December 21, 2005 – Micron Technology, Inc., (NYSE: MU) today announced results for its first quarter of fiscal 2006, which ended December 1. For the first quarter of fiscal 2006, the Company earned net income of $63 million ($0.09 per diluted share based on 707 million shares) on net sales of $1.36 billion. These quarterly results compare to net income of $43 million ($0.07 per diluted share based on 650 million shares) on sales of $1.26 billion for the fourth quarter of fiscal 2005.

“Micron’s financial results were enhanced by our success in broadening our product portfolio, which significantly reduced the impact of a 15 percent decline in industry PC DRAM average selling prices,” said Steven R. Appleton, Micron’s chairman, CEO and president. “Our manufacturing lines also showed strong execution for the quarter. Even as we dedicated additional production capacity to CMOS image sensors, megabit production of semiconductor memory products increased seven percent compared to the fourth quarter.”

Despite PC DRAM price pressure in the quarter, the Company’s gross margin remained stable at approximately 23 percent as a result of increasing sales of higher gross margin products, including CMOS image sensors, specialty DRAM and NAND Flash. In addition, the Company’s gross margin was enhanced by lower costs achieved through further manufacturing efficiencies.

Net sales of specialty DRAM products (including synchronous and pseudo-static), CMOS image sensors and NAND Flash represented approximately 45 percent of the Company’s net sales for the first quarter of fiscal 2006.

On November 18, 2005, the Company entered into an agreement with Intel Corporation (Intel) to form IM Flash Technologies, LLC (IMFT). IMFT will be owned 51 percent by Micron and 49 percent by

Intel. IMFT’s financial results will be included in the consolidated financial statements of Micron following the closing of the transaction, which is expected to occur in January 2006.  Upon the satisfaction of customary closing conditions, Micron will contribute assets valued at $995 million and $250 million in cash and Intel will contribute $1,196 million in cash and notes to IMFT. In a related agreement, Micron and Intel have agreed to supply Apple Computer (Apple) with a significant portion of IMFT’s NAND flash memory output, and Apple agreed to pre-pay $250 million to each of Micron and Intel.  IMFT will be the exclusive manufacturer of NAND Flash memory products for Micron and Intel, and the output of IMFT will be shared generally in proportion to their investments. Additionally, research and development costs associated with NAND Flash products incurred by Micron and Intel will be shared generally in proportion to their investment in IMFT.

As of the end of the first quarter, the Company had cash and short-term investments of $1.38 billion. Cash provided from operating activities in the first quarter of fiscal 2006 was $425 million. The Company’s capital expenditures for the first quarter of fiscal 2006 were $331 million and the Company estimates total capital expenditures for fiscal 2006 will approximate $1.5 billion for its wholly-owned operations. Capital expenditures in fiscal 2006 for IMFT are estimated to approximate an additional $500 million which will be funded by IMFT’s initial capitalization.

The Company also announced today the appointment of Dr. Teruaki Aoki and Mr. Robert Switz to the Company’s Board of Directors effective February 7, 2006. Dr. Aoki is currently Advisor to Sony Corporation. Prior to this role, Dr. Aoki served as Senior Executive Vice President and Executive Officer of Sony Corporation as well as President and Chief Operating Officer of Sony Electronics, USA. Mr. Switz is currently President and CEO of ADC Telecommunications, Inc., which provides products and services for wireline, wireless, cable and broadcast service providers as well as enterprise network operators around the world.

“We are extremely pleased to welcome our new members to the board of directors,” said Appleton. “Dr. Aoki and Mr. Switz each bring unique strengths and experience to Micron and we look forward to their contributions.”

The Company will host a conference call today at 3:00 p.m. MST to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A Webcast replay will be available on the Company’s web site until December 22, 2006. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 5510813) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MST on December 30, 2005.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec. 1,	Sep. 1,	Dec. 2,
	2005	2005	2004

Net sales	$1,361.8	$1,257.8	$1,260.3
Cost of goods sold	1,050.7	975.6	837.3
Gross margin	311.1	282.2	423.0

Selling, general and administrative	95.3	88.0	86.8
Research and development	165.5	150.5	148.4
Other operating (income) expense (1)	(12.1)	(2.6)	12.9
Operating income	62.4	46.3	174.9

Interest income (expense), net	0.3	(2.1)	(4.5)
Other non-operating income (expense)	0.1	(1.0)	(1.3)
Income tax provision (2)	(0.2)	(0.1)	(14.2)
Net income	$62.6	$43.1	$154.9

Earnings per share:
Basic	$0.10	$0.07	$0.24
Diluted	0.09	0.07	0.23

Number of shares used in per share calculations:
Basic	650.1	649.4	646.0
Diluted	707.1	650.0	700.5

	As of
	Dec. 1,	Sep. 1,
	2005	2005
Cash and short-term investments	$1,377.4	$1,290.4
Receivables	805.3	794.4
Inventories	682.3	771.5
Total current assets	2,941.9	2,925.6
Property, plant and equipment, net	4,676.6	4,683.8
Restricted cash	49.4	50.2
Total assets	8,009.5	8,006.4

Accounts payable and accrued expenses	721.0	752.5
Current portion of long-term debt	146.2	147.0
Total current liabilities	977.3	978.6
Long-term debt	960.9	1,020.2
Shareholders’ equity	5,923.5	5,846.8

	Quarter Ended
	Dec. 1,	Dec. 2,
	2005	2004
Net cash provided by operating activities	$425.2	$291.4
Net cash used for investing activities	(219.3)	(350.1)
Net cash provided by financing activities	(69.3)	(106.6)

Depreciation and amortization	303.4	313.7
Expenditures for property, plant and equipment	(268.7)	(359.4)
Payments on equipment purchase contracts	(30.7)	(93.8)

Noncash equipment acquisitions on contracts payable and capital leases	62.1	101.6

The Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” in the beginning of its fiscal 2006 which addresses accounting for transactions in which the Company obtains employee services in share-based payment transactions.  In accordance therewith, compensation costs for the Company’s stock plans was $3.8 million for the first quarter of fiscal 2006.  The Company did not record any income tax benefit for share-based compensation arrangements in the first quarter of fiscal 2006.  Share-based compensation cost capitalized and remaining in inventory was $0.4 million at the end of the first quarter of fiscal 2006.

(1)       Other operating (income) expense for the first quarter of fiscal 2006 includes net gains of $12 million from changes in currency exchange rates.  Other operating expense in the first quarter of fiscal 2005 includes net losses of $20 million from changes in currency exchange rates and is net of $12 million in receipts from the U.S. Government in connection with anti-dumping tariffs.

(2)       Income taxes for fiscal 2006 and 2005 primarily reflect U.S. alternative minimum tax and taxes on the Company’s non-U.S. operations.  U.S. operating results are not expected to reflect a significant income tax provision until such time as the Company utilizes a substantial portion of its U.S. net operating loss carryforwards and unused tax credits, as any such provision is substantially offset by a corresponding reduction in the deferred tax valuation allowance.